Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	July 22, 2005
Contacts:	Ken Taylor, SVP/CFO
Hope Attenhofer, VP/Marketing Director
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Porterville, CA – July 22, 2005 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced net income of $3.8 million for the quarter ended June 30, 2005, an increase of more than 28% relative to net income in the second quarter of the previous year. The primary drivers for the increase were strong growth in the Company’s net interest margin, which increased to 5.5% in the second quarter of 2005 from 5.2% in the second quarter of 2004, and a lower tax accrual rate. “After a relatively slow start to the year, we are gratified to see such strong results in the second quarter,” commented James C. Holly, President and CEO. “Accelerating loan growth and expense control efforts should help sustain our current momentum,” he added.

The Company’s return on assets was 1.5% for the second quarter of 2005, and return on equity was 20.2%. On a year-to-date basis net income was $7.0 million, an increase of 15.5% over net income for the first half of 2004. Return on assets and return on equity for the first half of 2005 were 1.4% and 19.3%, respectively.

Financial Highlights (fiscal quarter and half ended 6/30/05, compared to quarter and half ended 6/30/04)

•	Net interest income increased 19% for the quarter and 17% for the half

•	Non-interest income fell by 9% for the quarter and 3% for the half, due mainly to declining service charges on deposits

•	Non-interest income for the first half of 2005 includes a $315,000 increase in loan sale income resulting from a higher volume of mortgage loans sold in the first quarter, and is net of a $330,000 first quarter write-down of the Company’s investment in a title insurance holding company

•	Total non-interest expense was up by 16% for both the quarter and the half, due in large part to higher advertising and promotion costs, higher telecommunications expense, higher internal and external audit costs, and higher pass-through expenses on our partnership investments in low-income housing tax credit funds

•	Non-interest expense for the half includes a $200,000 first quarter charge to write-down a foreclosed property

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Sierra Bancorp 2nd Quarter 2005 Financial Results

July 22, 2005

•	Our tax accrual rate was substantially lower for both the quarter and the half due to additional tax credits, and tax adjustments in the second quarters of both 2005 and 2004

•	The aggregate balance of loans outstanding fell by $13 million during the first quarter of 2005 due to the sale of $21 million in mortgage loans in March, but increased by $18 million during the second quarter of 2005 to end the half up by $5 million relative to year-end 2004

•	A $2.5 million credit was placed on non-accrual during the second quarter, yet total non-performing assets have only increased by a net $866,000 since the end of 2004 due to the resolution of other problem loans

•	Due to the second quarter 2005 collection of two previously charged-off balances totaling $458,000, the Company had net recoveries rather than net loan losses for both the quarter and half

•	Demand deposits increased 9% and low-cost NOW/savings deposits increased more than 8% from the end of 2004 to June 30, 2005

•	Money market deposits declined 14% while time certificates of deposit increased 12% during the first half, with most of the change explained by the movement of a single $13 million relationship from money market accounts into time deposits

Operating Results (second quarter and first half of 2005)

The Company’s leverage strategy was implemented in April 2004, thus commencing with this quarter the comparison of financial results to the prior year quarter will appear less distorted than during the past year. The leverage strategy involved the purchase of mortgage-backed securities, funded with matched-duration collateralized borrowings from the Federal Home Loan Bank. Net interest income earned from the leverage strategy for the second quarter of 2005 was about $277,000 on an average outstanding balance of $88 million, relative to about $350,000 on an average balance of $106 million during the second quarter of 2004. For the first half of 2005, though, the leverage strategy generated $614,000 in net interest income, while for the first half of 2004 the number was the same as for the second quarter of 2004, or about $350,000.

For the quarter, about $1.4 million of the nearly $2.0 million increase in net interest income is the result of growth in average earning assets, while the remainder is from favorable rate variances. For the half, $3.2 million of the total $3.4 million increase is due to growth in average earning assets, including the impact of the leverage strategy, while favorable rate variances added about $200,000 to net interest income. The first half of 2005 also had one less accrual day because 2004 was a leap year, which had a negative $100,000 impact on the variance in net interest income.

The Company’s net interest margin was 5.5% for the second quarter of 2005 and 5.4% for the first half of 2005, relative to 5.2% and 5.6% for the second quarter and first half of 2004, respectively. Despite a rate environment where the yield curve has flattened significantly, margins have been higher than anticipated in 2005 because yields on variable-rate loans have been rising but deposit costs have not increased as much as expected. The Company’s net interest margin was 14 basis points lower in the first half of 2005 than in the first half of 2004 due primarily to the leverage strategy.

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Sierra Bancorp 2nd Quarter 2005 Financial Results

July 22, 2005

The Company’s loan loss provision was $127,000 higher in the second quarter of 2005 despite net recoveries of $232,000 for the quarter, because of loan growth and the need to increase specific reserves on certain non-accruing loans. Likewise, the provision for the first half was $227,000 higher than in the previous year.

Service charges on deposits declined for the quarter and the half, despite a $52 million increase in average demand deposits for the quarter and a $50 million increase for the half. The drop in service charges was due in part to growth in free consumer demand deposit accounts. Those accounts are initially free of service charges, but have nevertheless provided interest-free funding for the Company and have increased cross-sell opportunities for other deposit accounts and consumer loans. Returned item and overdraft charges, which are included in service charges on deposits, have also been trending down. The same is true for hard-dollar charges on analysis accounts, which have declined as the earnings credit rate for those accounts has increased. Loan sale and servicing income was down for the second quarter, but $293,000 higher for the half due to a higher volume of mortgage loans sold during the first quarter. The small gain on investments for the second quarter of 2005 represents the sale of an equity investment, while the year-to-date loss on investments includes a $330,000 charge in the first quarter of 2005 to write down the Company’s investment in Diversified Holdings, Inc., a title insurance holding company.

Salaries and benefits increased 12% for the quarter and 11% for the half due to normal annual increases, the addition of a branch, staff additions for upcoming branches, and selective staff enhancement in our current branches to accommodate increasing volumes. Occupancy expense was 3% higher for the quarter and 6% higher for the half due to annual rent increases, the addition of a branch, costs related to enhanced physical and information security, and depreciation on new telecommunications equipment. Other non-interest expenses increased 28% for the quarter and the half. That increase is split between marketing expenses, telecommunications expense, audit and review costs incurred in order to comply with Section 404 of the Sarbanes-Oxley Act, and partnership expenses related to our low-income housing tax credit investments. Marketing, telecommunications, and compliance expenses are all expected to be lower in the latter half of the year. Expenses for the first half of 2005 also include a first quarter charge of $200,000 to write down a foreclosed property.

Our tax accrual rate was substantially lower for the quarter and the half due primarily to additional low-income housing tax credits in 2005, an adjustment in the second quarter of 2005 to reflect the proper amount of enterprise zone interest deductions, and a $400,000 charge in the second quarter of 2004 related to the Company’s REIT.

Balance Sheet Growth (at June 30, 2005)

Total assets increased 8% to $1.0 billion from $933 million a year ago. Gross loan and lease balances grew by $74 million, or 12%, to $701 million at June 30, 2005 from $627 million at June 30, 2004. Securities and fed funds sold grew by a combined $14 million, or 7%, for the same period, while the balance of non-earning cash and due from banks declined by $10 million, or 20%.

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Sierra Bancorp 2nd Quarter 2005 Financial Results

July 22, 2005

Although non-performing assets have increased since year-end due to the addition of the aforementioned $2.5 million credit, they have actually improved relative to June 30, 2004. Non-performing assets have fallen 28% to $5.8 million, or 0.58% of total assets, compared to $8.1 million, or 0.87% of total assets a year ago. At June 30, 2005, the allowance for loan losses stood at $10.8 million, or 1.54% of gross loans, compared to $7.7 million, or 1.22% of total loans a year ago. The percent of net loan charge-offs to average loans was -0.03% in the second quarter and -0.01% in the first half of 2005, compared to net charge-offs of 0.06% in the second quarter and 0.11% in the first half of 2004.

Over the past year, deposit balances have grown 12% to $784 million at June 30, 2005, with demand deposits up 21%, NOW and savings balances up 23%, money market deposits down 10%, and time deposits up by 10%. As noted above, much of the decrease in money market deposits and increase in time deposits can be explained by the transfer of a single $13 million customer deposit from money market to time. Non-interest bearing deposits improved to 33% of total deposits from 30% a year ago.

Subordinated debentures remained at $31 million, as no additional trust-preferred securities have been issued since March 2004. Other interest-bearing liabilities declined 17% to $109 million at June 30, 2005 compared to $132 million at June 30, 2004. This was primarily due to the runoff of collateralized Federal Home Loan Bank borrowings that were funding leverage transaction investments, as well as the replacement of some overnight and short-term borrowings with customer deposits and customer repos. Total capital increased 21% to $76.6 million at June 30, 2005 compared to $63.2 million a year ago, due to an increase in retained earnings and capital contributed through the exercise of stock options.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 28th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over $1 billion in total assets and currently maintains eighteen branch offices and two agricultural credit centers. In June 2005, Sierra Bancorp was added to the Russell 2000 index based on relative growth in market capitalization. In its July 2005 edition, US Banker magazine ranked Sierra Bancorp as the nation’s 8th best performing publicly-traded community bank in the nation, based on three-year average return on equity.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp 2nd Quarter 2005 Financial Results

July 22, 2005

CONSOLIDATED INCOME STATEMENT (in $000’s, unaudited)	3-Month Period Ended:			Six Month Period Ended:
	6/30/2005	6/30/2004	% Change	6/30/2005	6/30/2004	% Change
Interest Income	$15,355	$12,417	23.7%	$30,014	$24,369	23.2%
Interest Expense	3,078	2,102	46.4%	5,909	3,711	59.2%

Net Interest Income	12,277	10,315	19.0%	24,105	20,658	16.7%

Provision for Loan & Lease Losses	900	773	16.4%	1,900	1,673	13.6%

Net Int after Provision	11,377	9,542	19.2%	22,205	18,985	17.0%

Service Charges	1,357	1,575	-13.8%	2,668	3,079	-13.3%
Loan Sale & Servicing Income	9	112	-92.0%	567	274	106.9%
Other Non-Interest Income	1,055	1,032	2.2%	2,174	1,970	10.4%
Gain (Loss) on Investments	66	—	100.0%	(264)	5	-5380.0%

Total Non-Interest Income	2,487	2,719	-8.5%	5,145	5,328	-3.4%

Salaries & Benefits	3,753	3,340	12.4%	7,819	7,048	10.9%
Occupancy Expense	1,499	1,458	2.8%	2,996	2,822	6.2%
Other Non-Interest Expenses	3,255	2,549	27.7%	6,427	5,012	28.2%

Total Non-Interest Expense	8,507	7,347	15.8%	17,242	14,882	15.9%

Income Before Taxes	5,357	4,914	9.0%	10,108	9,431	7.2%
Provision for Income Taxes	1,606	1,988	-19.2%	3,096	3,359	-7.8%

Net Income	$3,751	$2,926	28.2%	$7,012	$6,072	15.5%

TAX DATA
Tax-Exempt Muni Income	$363	$329	10.3%	$697	$670	4.0%
Tax-Exempt BOLI Income	$108	$200	-46.1%	$361	$446	-19.0%
Interest Income - Fully Tax Equiv	$15,542	$12,586	23.5%	$30,373	$24,714	22.9%

NET CHARGE-OFFS	$(232)	$379	-161.2%	$(41)	$694	-105.9%

PER SHARE DATA (unaudited)	3-Month Period Ended:			Six Month Period Ended:
	6/30/2005	6/30/2004	% Change	6/30/2005	6/30/2004	% Change
Basic Earnings per Share	$0.38	$0.31	22.6%	$0.72	$0.65	10.8%
Diluted Earnings per Share	$0.36	$0.29	24.1%	$0.67	$0.60	11.7%
Common Dividends	$0.11	$0.09	22.2%	$0.22	$0.18	22.2%

Wtd. Avg. Shares Outstanding	9,813,400	9,409,414		9,768,676	9,383,088
Wtd. Avg. Diluted Shares	10,408,054	10,068,585		10,396,971	10,075,783

Book Value per Basic Share (EOP)	$7.80	$6.68	16.8%	$7.80	$6.68	16.8%
Tangible Book Value per Share (EOP)	$7.24	$6.09	18.9%	$7.24	$6.09	18.9%

Common Shares Outstanding (EOP)	9,817,505	9,468,058		9,817,505	9,468,058

KEY FINANCIAL RATIOS (unaudited)	3-Month Period Ended:			Six Month Period Ended:
	6/30/2005	6/30/2004		6/30/2005	6/30/2004
Return on Average Equity	20.17%	18.73%		19.27%	19.68%
Return on Average Assets	1.50%	1.30%		1.41%	1.43%
Net Interest Margin (Tax-Equiv.)	5.51%	5.22%		5.44%	5.58%
Efficiency Ratio (Tax-Equiv.)	57.00%	55.21%		57.47%	56.03%
Net C/O’s to Avg Loans (not annualized)	-0.03%	0.06%		-0.01%	0.11%

AVERAGE BALANCES (in $000’s, unaudited)	3-Month Period Ended:			Six Month Period Ended:
	6/30/2005	6/30/2004	% Change	6/30/2005	6/30/2004	% Change
Average Assets	$1,003,570	$906,943	10.7%	$1,001,244	$853,513	17.3%
Average Earning Assets	$907,896	$807,790	12.4%	$905,520	$758,167	19.4%
Average Gross Loans & Leases	$691,656	$620,864	11.4%	$692,216	$617,701	12.1%
Average Deposits	$776,130	$694,295	11.8%	$765,645	$689,300	11.1%
Average Equity	$74,576	$62,843	18.7%	$73,383	$62,049	18.3%

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Sierra Bancorp 2nd Quarter 2005 Financial Results

July 22, 2005

STATEMENT OF CONDITION (in $000’s, unaudited)	End of Period:
	6/30/2005	12/31/2004	6/30/2004	Annual Chg
ASSETS
Cash and Due from Banks	$37,335	$36,735	$46,893	-20.4%
Securities and Fed Funds Sold	210,643	198,024	196,287	7.3%

Agricultural	13,200	13,146	10,647	24.0%
Commercial & Industrial	106,786	101,300	86,531	23.4%
Real Estate	498,247	500,394	454,674	9.6%
SBA Loans	21,991	21,547	20,907	5.2%
Consumer Loans	50,314	48,992	44,004	14.3%
Credit Card Balances	10,449	10,897	10,413	0.3%

Gross Loans & Leases	700,987	696,276	627,176	11.8%
Deferred Loan Fees	(1,306)	(1,277)	(1,347)	-3.0%

Loans & Leases Net of Deferred Fees	699,681	694,999	625,829	11.8%
Allowance for Loan & Lease Losses	(10,783)	(8,842)	(7,680)	40.4%

Net Loans & Leases	688,898	686,157	618,149	11.4%

Bank Premises & Equipment	17,138	17,731	17,699	-3.2%
Other Assets	56,672	58,836	53,701	5.5%

Total Assets	$1,010,686	$997,483	$932,729	8.4%

LIABILITIES & CAPITAL
Demand Deposits	$256,478	$235,732	$211,437	21.3%
NOW / Savings Deposits	142,136	131,079	115,338	23.2%
Money Market Deposits	118,336	137,545	131,330	-9.9%
Time Certificates of Deposit	266,740	238,347	242,912	9.8%

Total Deposits	783,690	742,703	701,017	11.8%

Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	109,083	142,987	131,899	-17.3%

Total Deposits & Int.-Bearing Liab.	923,701	916,618	863,844	6.9%

Other Liabilities	10,406	9,730	5,667	83.6%
Total Capital	76,579	71,135	63,218	21.1%

Total Liabilities & Capital	$1,010,686	$997,483	$932,729	8.4%

CREDIT QUALITY DATA (in $000’s, unaudited)	End of Period:
	6/30/2005	12/31/2004	6/30/2004	Annual Chg
Non-Accruing Loans	$3,938	$2,148	$5,431	-27.5%
Over 90 Days PD and Still Accruing	1	300	86	-98.8%
Other Real Estate Owned	1,899	2,524	2,606	-27.1%

Total Non-Performing Assets	$5,838	$4,972	$8,123	-28.1%

Non-Perf Loans to Total Loans	0.56%	0.35%	0.88%
Non-Perf Assets to Total Assets	0.58%	0.50%	0.87%
Allowance for Ln Losses to Loans	1.54%	1.27%	1.22%

OTHER PERIOD-END STATISTICS (unaudited)	End of Period:
	6/30/2005	12/31/2004	6/30/2004
Shareholders Equity / Total Assets	7.6%	7.1%	6.8%
Loans / Deposits	89.4%	93.7%	89.5%
Non-Int. Bearing Dep. / Total Dep.	32.7%	31.7%	30.2%

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